Exhibit 99.1

NEWS RELEASE

American Oil & Gas Updates Fetter Field
Niobrara Re-completion Program

DENVER, November 23, 2009 — American Oil & Gas, Inc. (NYSE Amex: AEZ) announced that its Hageman 11-22 has been successfully re-completed in the Niobrara formation and produced approximately 50 barrels of oil and 180 mcf of natural gas, or 80 barrels of oil equivalent, per day during the previous 24 hour flow back period. The Hageman 11-22 well is the first well of a re-completion program expected to include four additional wells under the terms of a previously announced participation agreement at American’s 53,000 gross (33,000 net) acre Fetter field project, located in the Powder River Basin of Wyoming.

Pat O’Brien, Chairman and CEO of American stated, “We are pleased with the strong early performance of the Niobrara formation in our Hageman 11-22 well. The flow rates we are seeing are positive, especially when taking into consideration that this is a vertical completion. The Hageman 11-22 well represents the first time modern fracture stimulation methods have been preformed on a vertically drilled Niobrara formation in the field. Results to date support our interpretation that a number of formations in the field, including the Niobrara, have commercial potential in addition to the Frontier formation which has been the primary focus of our efforts to date. Preparations are underway to fracture stimulate the Niobrara formation in the Wallis 6-23 well, which is the second well in the program.”

American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: www.americanog.com.

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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc., and does not necessarily include the views of any other person or entity.

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